Exhibit 8.1

March 16, 2006	Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

New Holland Credit Company, LLC
100 South Saunders Road
Lake Forest, Illinois 60045

CNH Capital Receivables LLC
100 South Saunders Road
Lake Forest, Illinois 60045

CNH Equipment Trust 2006-A
100 South Saunders Road
Lake Forest, Illinois 60045

Re:                               CNH Capital Receivables LLC Registration Statement on Form S-3

We have acted as special counsel for CNH Capital Receivables LLC, a Delaware limited liability company (the “Company”) and for CNH Equipment Trust 2006-A, a Delaware statutory trust (the “Trust”), in connection with (a) the above-captioned Registration Statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission in connection with the registration by the Company of Asset Backed Notes and Asset Backed Certificates with a proposed maximum aggregate offering price of $1,150,000,000 and (b) the contemplated sale under the Registration Statement on March 16, 2006 of $293,000,000 of Class A-1 Asset Backed Notes (the “Class A-1 Notes”), $280,000,000 of Class A-2 Asset Backed Notes (the “Class A-2 Notes”), $360,000,000 of Class A-3 Asset Backed Notes (the “Class A-3 Notes”), $181,350,000 of Class A-4 Asset Backed Notes (the “Class A-4 Notes”), and $35,650,000 of Class B Notes (the “Class B Notes”) and, together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes, the “Subject Notes”) issued by the Trust.

In that connection, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Subject Notes and have examined

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Independent Mexico City Correspondent:  Jauregui, Navarrete y Nader S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

copies of such documents, company records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Registration Statement and the documents relating to the issuance of the Subject Notes. Terms used herein without definition have the meanings given to such terms in the Registration Statement.

We are also familiar with the certificates of formation and limited liability company agreements of the Company and the servicer and have examined all statutes, company records and other instruments that we have deemed necessary to examine for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the statements set forth in the Prospectus relating to the Subject Notes under the captions “U.S. Federal Income Tax Consequences,” (to the extent they constitute matters of federal law or legal conclusions with respect thereto) “Illinois State Tax Consequences” (to the extent they constitute matters of Illinois law or legal conclusions with respect thereto) and “ERISA Considerations” (to the extent they constitute matters of federal law or legal conclusions with respect thereto) (as modified by the statements, if any, set forth under the headings “Summary of Terms—Tax Status,” “Summary of Terms—ERISA Considerations” and “ERISA Considerations” in the related Prospectus Supplement) have been reviewed by us and are correct in all material respects.

Our opinions expressed herein are limited to the federal laws of the United States, the laws of the State of New York, the laws of the State of Illinois and the statutory trust laws of the State of Delaware.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP
MAYER, BROWN, ROWE & MAW LLP

WEL/PJK/KMR